Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-260754) and related Prospectus of Fulcrum Therapeutics, Inc. for the registration of debt securities, common stock, preferred stock, depositary shares, units and/or warrants and to the incorporation by reference therein of our report dated March 3, 2022, with respect to the consolidated financial statements of Fulcrum Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 3, 2022